EXHIBIT 21


                           SUBSIDIARIES OF WSMP, INC.

Brunswick Associates, Inc. (Georgia)

D & S Foods, LLC (Georgia) 60% owned

Elloree Foods, Inc. (South Carolina)

Georgia Buffet Restaurants, Inc. (Georgia) 50% owned

Georgia WSMP, Inc. (Georgia)

Matthews Prime Sirloin, Inc. (North Carolina)

Naples Foods, Inc. (Florida) 55% owned

Price Food Systems, LLC (Florida) 80% owned

Prime Sirloin, Inc. (Tennessee)

Primo Food Service, Inc. (Virginia) 50% owned

Seven Stars, Inc. (Maryland)

South Carolina WSMP, Inc. (South Carolina)

Starke Foods, Inc. (Florida) 50% owned

St. Augustine Foods, Inc. (Florida) 80% owned

Sunshine WSMP, Inc. (Florida)

Tennessee WSMP, Inc. (Tennessee)

Virginia WSMP, Inc. (Virginia)

Omitted from the above list are two inactive subsidiaries which does not constitute a significant subsidiary.